ERNST & YOUNG

Ernst & Young LLP
1 More London Place
London SE1 2AF

Phone: 020 7951 2000
Fax: 020 7951 1345
CDE & LDE Box 241
www.ey.com/uk

Securities & Exchange Commission
100 F Street, N.E.
Washington, DC 20549
United States of America

November 11, 2005

Dear Sirs,

We have read Item 4.01 of Form 8-K, as amended by Amendment No. 1, dated August 23, 2005, of Airspan Networks, Inc. and are in agreement with the statements contained in the first 2 sentences of paragraph 1 and the statements contained in paragraphs 2 through 5 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant's statement concerning the lack of internal control to prepare financial statements included in the registrant's annual report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, included in paragraph 4 on page 2 therein, we had considered such matters in determining the nature, timing and extent of procedures in our audit of the registrant's 2004 financial statements.

Yours faithfully,

Ernst & Young LLP

Ernst & Young LLP